UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 30, 2007

Excelsior Private Equity Fund II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-22277	22-3510108
(Commission File Number)	(IRS Employer Identification No.)

225 High Ridge Road Stamford, CT	06905
(Address of Principal Executive Offices)	(Zip Code)

(203) 352-4400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 30, 2007, the Board of Directors of the Registrant approved the sale of substantially all of the non-cash investment assets remaining in the Registrant (the “Sale”) pursuant to a Purchase and Sale Agreement between the Registrant and AIG PineStar Capital II, L.P. The proposed sale price would be equal to approximately the net asset value of these assets as of September 30, 2006. The Sale is subject to approval of the Registrant’s shareholders.

If the Sale is approved by the Registrant’s shareholders, the Registrant will be liquidated and all of its cash will be distributed to its shareholders. The liquidating distribution, after payment of closing expenses, is estimated to equal approximately $49 Million or $250 per share. This would represent, over the life of the Registrant, total distributions to the Registrant’s shareholders of approximately $1,017 per each $1,000 share.

Shareholders will be receiving a proxy statement in May of 2007 with more detail regarding the Sale and a recommendation by the Registrant’s investment adviser and the Board of Directors to approve the terms and conditions of the Sale. If the Sale is approved by the Registrant’s shareholders, the liquidation of the Registrant is expected to occur in the beginning of the third quarter of 2007. A two-thirds (67%) affirmative shareholder vote is required for the Sale to be approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior Private Equity Fund II, Inc.
(Registrant)

Date: April 3, 2007	/s/ David R. Bailin
David R. Bailin
Co-Chief Executive Officer

Date: April 3, 2007	/s/ Raghav V. Nandagopal
Raghav V. Nandagopal
Co-Chief Executive Officer